Exhibit 99.1

Investor Relations

Aon Reports Third Quarter 2008 Results

• Total Revenue grew 6% to $1.8 billion with Organic Revenue growth of 2%

• EPS from Continuing Operations increased 27% to $0.52

Third Quarter Highlights

•                  EPS from continuing operations, excluding certain items, increased 33% to $0.69

•                  Total pretax margin was 11.5% and the adjusted pretax margin, excluding certain items, increased 140 bps to 15.1%

•                  Consulting revenue grew 4% with organic growth in commissions, fees and other of 6%

•                  Consulting pretax margin was 15.4% and the adjusted pretax margin, excluding certain items, increased 370 basis points to 15.7%

•                  Repurchased $426 million or 9.3 million shares of common stock

•                  Increased total annual savings related to the 2007 restructuring program by $60 million to $300 million, and costs necessary to achieve savings by $90 million to $450 million

•                  As previously announced, entered into a definitive agreement to acquire Benfield Group for £844 million in cash, and assume £91 million of Benfield Group debt

CHICAGO, IL – October 31, 2008 - Aon Corporation (NYSE: AOC) today reported results for the third quarter ended September 30, 2008.

Net income decreased 43% to $117 million or $0.40 per share, compared to $204 million or $0.64 per share for the prior year quarter, including the impact of businesses moved to discontinued operations.  Net income from continuing operations increased 18% to $153 million or $0.52 per share, compared to $130 million or $0.41 per share for the prior year quarter.  Net income from continuing operations per share, excluding certain items, increased 33% to $0.69 compared to $0.52 for the prior year quarter.  Certain items that impacted third quarter results and comparisons with the prior year quarter are detailed in the reconciliation of non-GAAP measures on page 11 of this press release.

“We are pleased to deliver results that demonstrate continued progress in each of our key metrics: organic growth was two percent, adjusted pretax margin increased 140 basis points and adjusted earnings per share from continuing operations increased 33%.  These results were achieved despite soft market conditions globally and unprecedented turmoil in the insurance industry,” said Greg Case, president and chief executive officer, Aon Corporation.  “Driven by a commitment to expense discipline, we increased savings related to our 2007 restructuring program by $60 million, enabling further investment in our industry-leading platform and concurrent margin improvement.  Additionally, our balance sheet provides solid financial flexibility as we continue to make strategic investments including the acquisition of Benfield, while streamlining our core focus with the announced sale of AIS and returning more than $400 million of excess capital to shareholders.”

THIRD QUARTER FINANCIAL SUMMARY

Total revenue increased 6% to $1.8 billion with organic revenue growth of 2%.  Total operating expenses increased 8% or $113 million to $1.6 billion, including a $37 million increase in restructuring expense and a $28 million unfavorable impact from foreign currency translation.

Restructuring expense was $54 million in the third quarter compared to $17 million in the prior year quarter.  An analysis of restructuring-related expenses by segment and type for the 2007 restructuring program is detailed on page 12 of this release.

Restructuring savings in the third quarter related to the 2005 restructuring program are estimated at $67 million compared to $61 million in the prior year quarter.  Of the estimated restructuring savings in the third quarter, $57 million were related to the Brokerage segment, primarily due to workforce reduction.  The 2005 restructuring program resulted in cumulative cost savings of approximately $225 million in 2007 and is on track to achieve $270 million of cumulative cost savings in 2008.

Restructuring savings in the third quarter related to the 2007 restructuring program are estimated at $29 million compared to no material savings in the prior year quarter.  Of the estimated restructuring savings in the third quarter, $23 million were related to the Brokerage segment primarily for workforce reduction.  Before any potential reinvestment of savings, the 2007 restructuring program is now expected to result in cumulative cost savings of approximately $75-80 million in 2008, $220-245 million in 2009 and $300 million in 2010, primarily as a result of additional cost savings opportunities to streamline non-client facing support functions globally.

Foreign currency translation increased net income by $0.04 per share compared to the prior year quarter due primarily to fluctuations in the U.S. dollar versus the Euro and British pound.

Effective tax rate on continuing operations was 27.8% for the third quarter compared to 41.7% for the prior year quarter.  The rate in the third quarter includes an underlying tax rate on operations of 29.0%.  The prior year quarter reflected an underlying tax rate of 33.5% and a $22 million non-cash adjustment related to the revaluation of deferred tax assets in the Company’s UK operations resulting from a reduction in the statutory rate.

Average diluted shares outstanding declined to 290 million in the third quarter compared to 322 million in the prior year quarter, due primarily to the Company’s share repurchase program.  During the third quarter, the Company repurchased 9.3 million shares of common stock for $426 million, at an average price of $45.90 per share.  As of September 30, the Company had approximately $850 million of remaining share repurchase authorization.

Discontinued Operations after-tax loss was $36 million or ($0.12) per share compared to after-tax income of $74 million or $0.23 per share for the prior year quarter.  Discontinued operations include the results of Automobile Insurance Specialists (AIS) and post-close adjustments related to the sale of Combined Insurance Companies of America (CICA) and Sterling Life Insurance (Sterling).  The prior year quarter includes the results of CICA, Sterling, and AIS.

THIRD QUARTER SEGMENT REVIEW

Certain noteworthy items impacted revenue, pretax income and pretax margins in the third quarter of 2008 and 2007.  The third quarter segment reviews provided below include supplemental information related to adjusted pretax income and pretax margin which is described in detail on the “Reconciliation of Non-GAAP Measures – Segments and Diluted Earnings Per Share” on page 11 of this press release.

RISK AND INSURANCE BROKERAGE SERVICES

					Less:
(millions)	Third Quarter Ended			Less:	Acquisitions,	Organic
Commissions,	Sep 30,	Sep 30,	%	Currency	Divestitures,	Revenue
Fees, Other	2008	2007	Change	Impact	Other	Growth
Americas	$557	$546	2%	1%	—%	1%
U.K.	182	193	(6)	(2)	(3)	(1)
EMEA	314	268	17	10	2	5
Asia Pacific	120	116	3	3	(1)	1
Reinsurance	252	232	9	4	4	1
Sub-Total	$1,425	$1,355	5%	3%	—%	2%

Investment Income	$48	$56	(14)%

Total Revenue	$1,473	$1,411	4%

Risk and Insurance Brokerage Services total revenue increased 4% to $1.5 billion compared to the prior year quarter including 2% organic revenue growth in commissions, fees and other and a 14% decline in investment income.  Americas organic revenue increased 1% reflecting strong growth in Latin America and solid growth in Canada, partially offset by a significant decline in the Company’s Cananwill premium financing business.  U.K. organic revenue decreased 1% due primarily to soft market conditions.  EMEA organic revenue increased 5% due to solid growth in continental Europe and strong growth in emerging markets.  Asia Pacific organic revenue increased 1% reflecting solid growth in most Asian markets, primarily offset by the impact of certain regulatory changes in Japan.  Reinsurance organic revenue increased 1% due primarily to growth in global facultative and treaty placements, partially offset by soft market conditions.

	Third Quarter Ended
	Sep 30,	Sep 30,	%
(millions)	2008	2007	Change
Revenue	$1,473	$1,411	4%
Expenses
Compensation and benefits	910	832	9
Other expenses	384	351	9
Total operating expenses	1,294	1,183	9

Operating income	$179	$228	(21)%
Other (income) expense	(9)	—	N/A
Pretax income	$188	$228	(18)%
Pretax margin	12.8%	16.2%

Pretax income - adjusted	$247	$244	1%
Pretax margin - adjusted	16.8%	17.3%

Compensation and benefits for the third quarter increased 9% or $78 million from the prior year quarter including a $27 million increase in restructuring costs, a $19 million unfavorable impact from foreign currency translation and investments in key talent, partially offset by benefits related to the 2005 and 2007 restructuring programs.  Other expenses increased 9% or $33 million compared to the prior year quarter including a $10 million increase in restructuring costs, an $8 million unfavorable impact from foreign currency translation and $6 million for the previously disclosed reviews under the Foreign Corrupt Practices Act (FCPA) and similar laws in other countries and related compliance initiatives.

Third quarter pretax income decreased 18% to $188 million.  Adjusting for certain items detailed on page 11 of this press release, pretax income increased 1% or $3 million to $247 million and pretax margin decreased 50 basis points to 16.8% versus the prior year quarter due primarily to lower investment income and a decline in Cananwill pretax income, which negatively impacted adjusted pretax margin by 80 basis points.

CONSULTING

					Less:
(millions)	Third Quarter Ended			Less:	Acquisitions,	Organic
Commissions,	Sep 30,	Sep 30,	%	Currency	Divestitures,	Revenue
Fees, Other	2008	2007	Change	Impact	Other	Growth
Services	$284	$269	6%	1%	(3)%	8%
Outsourcing	51	55	(7)	(2)	(1)	(4)
Sub-Total	$335	$324	3%	1%	(4)%	6%

Investment Income	$2	$1	100%

Total Revenue	$337	$325	4%

Consulting total revenue increased 4% to $337 million compared to the prior year quarter including 6% organic revenue growth in commissions, fees and other.  Organic revenue in Consulting Services increased 8% reflecting growth in compensation and health and benefits consulting.  Organic revenue in Outsourcing declined 4% due to the previously announced termination of a significant outsourcing contract, partially offset by modest growth in benefits outsourcing.

	Third Quarter Ended
	Sep 30,	Sep 30,	%
(millions)	2008	2007	Change
Revenue	$337	$325	4%
Expenses
Compensation and benefits	206	209	(1)
Other expenses	79	78	1
Total operating expenses	285	287	(1)

Operating income	$52	$38	37%
Other (income) expense	—	—	—
Pretax income	$52	$38	37%
Pretax margin	15.4%	11.7%

Pretax income - adjusted	$53	$39	36%
Pretax margin - adjusted	15.7%	12.0%

Total operating expenses for the third quarter decreased 1% or $2 million from the prior year quarter due primarily to benefits related to the 2007 restructuring program.

Third quarter pretax income increased 37% to $52 million and the pretax margin increased 370 basis points to 15.4% versus the prior year quarter.  Adjusting for certain items detailed on page 11, pretax income increased 36% to $53 million and the pretax margin increased 370 basis points to 15.7%.

UNALLOCATED INCOME AND EXPENSE

	Third Quarter Ended
	Sep 30,	Sep 30,	%
(millions)	2008	2007	Change
Operating segment income before tax	$240	$266	(10)%
Property & Casualty operations	(2)	(5)	(60)
Unallocated investment income	40	19	111
Unallocated expenses	(34)	(24)	42
Interest expense	(32)	(33)	(3)
Income from continuing operations before tax	$212	$223	(5)%

Property & Casualty loss declined $3 million compared to the prior year quarter.  All property & casualty business was placed into run-off in the fourth quarter 2006.

Unallocated investment income for the third quarter increased $21 million to $40 million compared to the prior year quarter due primarily to a $13 million increase in certain private equity distributions and an increase in interest income from higher cash balances.  Unallocated expenses increased $10 million to $34 million versus the prior year quarter due primarily to $6 million in Benfield costs and $3 million of absorbed costs previously allocated to the insurance underwriting segment.  Interest expense was relatively unchanged from the prior year quarter.

Conference Call and Webcast Details

The Company will host a conference call on Friday, October 31, 2008 at 7:30 a.m. central time.  Interested parties can listen to the conference call via a live audio webcast at www.aon.com.

About Aon

Aon Corporation (NYSE:AOC) is the leading global provider of risk management services, insurance and reinsurance brokerage, human capital and management consulting.  Through its 36,000 colleagues worldwide, Aon readily delivers distinctive client value via innovative and effective risk management and workforce productivity solutions.  Our industry-leading global resources, technical expertise and industry knowledge are delivered locally through more than 500 offices in more than 120 countries.  Aon was named the world’s best broker by Euromoney magazine’s 2008 Insurance Survey.  In 2008, Aon was ranked as the world’s largest insurance broker by Business Insurance.  Aon also was ranked by A.M. Best as the number one global insurance brokerage in 2007 and 2008 based on brokerage revenues, and voted best insurance intermediary, best reinsurance intermediary, and best employee benefits consulting firm in 2007 by the readers of Business Insurance. For more information on Aon, log onto www.aon.com.

Safe Harbor Statement

This press release contains certain statements related to future results, or states our intentions, beliefs and expectations or predictions for the future which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors. Potential factors that could impact results include: general economic conditions in different countries in which we do business around the world, changes in global equity and fixed income markets that could affect the return on invested assets, fluctuations in exchange and interest rates that could influence revenue and expense, rating agency actions that could affect our ability to borrow funds, funding of our various pension plans, changes in the competitive environment, our ability to implement restructuring initiatives and other initiatives intended to yield cost savings, changes in commercial property and casualty markets and commercial premium rates that could impact revenues, the outcome of inquiries from regulators and investigations related to compliance with the U.S. Foreign Corrupt Practices Act and non-U.S. anti-corruption laws, the impact of investigations brought by U.S. state attorneys general, U.S. state insurance regulators, U.S. federal prosecutors, U.S. federal regulators, and regulatory authorities in the U.K. and other countries, the impact of class actions and individual lawsuits including client class actions, securities class actions, derivative actions, ERISA class actions, the cost of resolution of other contingent liabilities and loss contingencies, our ability to complete our pending acquisition of Benfield Group Limited and, if completed, to integrate Benfield successfully and to realize the anticipated benefits of the Benfield acquisition. Further information concerning the Company and its business, including factors that potentially could materially affect the Company’s financial results, is contained in the Company’s filings with the Securities and Exchange Commission.

This press release includes supplemental information related to organic revenue growth and several additional measures including expenses, margins and income per share, that exclude the effects of restructuring charges and certain other noteworthy items that affected results for the comparable periods.  Organic revenue growth excludes from reported revenues the impact of foreign exchange, acquisitions, divestitures, transfers between business units, investment income, reimbursable expenses and unusual items.  Reconciliation is provided in the attached schedules.  Supplemental organic revenue growth information and additional measures that exclude the effects of the restructuring charges and certain other items do not affect net income or any other GAAP reported amounts.  Management believes that these measures are important to make meaningful period-to-period comparisons and that this supplemental information is helpful to investors.  They should be viewed in addition to, not in lieu of, the Company’s Consolidated Summary of Operations.  Industry peers provide similar supplemental information regarding their performance, although they may not make identical adjustments.

###

Investor Contact:	Media Contact:
Scott Malchow	David Prosperi
Vice President, Investor Relations	Vice President, Global Public Relations
312-381-3983	312-381-2485

Aon Corporation

Consolidated Summary of Operations (Unaudited)

	Third Quarter Ended			Nine Months Ended
(millions except per share data)	Sept. 30, 2008	Sept. 30, 2007	Percent Change	Sept. 30, 2008	Sept. 30, 2007	Percent Change
Revenue
Commissions, fees and other	$1,756	$1,672	5%	$5,493	$5,125	7%
Investment income	91	77	18	218	236	(8)
Total revenue	1,847	1,749	6	5,711	5,361	7

Expenses
Compensation and benefits	1,132	1,048	8	3,432	3,188	8
Other general expenses	425	397	7	1,350	1,228	10
Depreciation and amortization	49	48	2	157	141	11
Total operating expenses	1,606	1,493	8	4,939	4,557	8
Operating income	241	256	(6)	772	804	(4)

Interest expense	32	33	(3)	96	102	(6)
Other income	(3)	—	N/A	(9)	(29)	(69)
Income from continuing operations before provision for income tax	212	223	(5)	685	731	(6)
Provision for income tax (1)	59	93	(37)	191	262	(27)
Income from continuing operations	153	130	18	494	469	5

Discontinued operations
Income (loss) from discontinued operations	(55)	88	N/A	1,445	261	454
Provision for (benefit from) income tax (2)	(19)	14	N/A	471	73	545
Income (loss) from discontinued operations	(36)	74	N/A	974	188	418

Net income	$117	$204	(43)%	$1,468	$657	123%

Basic net income (loss) per share:
Continuing operations	$0.56	$0.44	27%	$1.70	$1.59	7%
Discontinued operations	(0.13)	0.25	N/A	3.37	0.63	435
Net income	$0.43	$0.69	(38)%	$5.07	$2.22	128%

Diluted net income (loss) per share:
Continuing operations	$0.52	$0.41	27%	$1.62	$1.47	10%
Discontinued operations	(0.12)	0.23	N/A	3.19	0.58	450
Net income	$0.40	$0.64	(38)%	$4.81	$2.05	135%
Weighted average common shares outstanding – diluted	290.3	321.5	(10)%	305.2	322.6	(5)%

(1)

Tax rate from continuing operations is 27.8% and 41.7% for the third quarters ended September 30, 2008 and 2007, respectively, and 27.9% and 35.8% for the nine months ended September 30, 2008 and 2007, respectively.

(2)

Tax rate from discontinued operations is 34.5% and 15.9% for the third quarters ended September 30, 2008 and 2007, respectively, and 32.6% and 28.0% for the nine months ended September 30, 2008 and 2007, respectively.

Aon Corporation

Revenue from Continuing Operations (Unaudited)

	Third Quarter Ended
(millions)	Sept. 30, 2008	Sept. 30, 2007	Percent Change	Less: Currency Impact	Less: Acquisitions, Divestitures & Other	Organic Revenue Growth (1)

Commissions, Fees and Other
Risk and Insurance Brokerage Services:
Americas	$557	$546	2%	1%	—%	1%
United Kingdom	182	193	(6)	(2)	(3)	(1)
Europe, Middle East & Africa	314	268	17	10	2	5
Asia Pacific	120	116	3	3	(1)	1
Reinsurance brokerage and related services	252	232	9	4	4	1
Total Risk and Insurance Brokerage Services	1,425	1,355	5	3	—	2
Consulting:
Consulting services	284	269	6	1	(3)	8
Outsourcing	51	55	(7)	(2)	(1)	(4)
Total Consulting	335	324	3	1	(4)	6

Total Operating Segments	$1,760	$1,679	5%	3%	—%	2%

Investment Income
Risk and Insurance Brokerage Services	$48	$56	(14)%
Consulting	2	1	100
Total Operating Segments	$50	$57	(12)%

Total Revenue
Risk and Insurance Brokerage Services	$1,473	$1,411	4%
Consulting	337	325	4
Unallocated	41	21	95
Intersegment	(4)	(8)	(50)
Total	$1,847	$1,749	6%

(1)   Organic revenue growth excludes the impact of foreign exchange, acquisitions, divestitures, transfers, reimbursable expenses and unusual items.

Aon Corporation

Revenue from Continuing Operations (Unaudited)

	Nine Months Ended
(millions)	Sept. 30, 2008	Sept. 30, 2007	Percent Change	Less: Currency Impact	Less: Acquisitions, Divestitures & Other	Organic Revenue Growth (1)

Commissions, Fees and Other
Risk and Insurance Brokerage Services:
Americas	$1,638	$1,609	2%	2%	—%	—%
United Kingdom	546	545	—	1	(1)	—
Europe, Middle East & Africa	1,188	988	20	13	2	5
Asia Pacific	373	343	9	8	(1)	2
Reinsurance brokerage and related services	756	691	9	5	3	1
Total Risk and Insurance Brokerage Services	4,501	4,176	8	5	1	2
Consulting:
Consulting services	850	794	7	3	(1)	5
Outsourcing	162	177	(8)	1	(1)	(8)
Total Consulting	1,012	971	4	3	(2)	3

Total Operating Segments	$5,513	$5,147	7%	5%	—%	2%

Investment Income
Risk and Insurance Brokerage Services	$148	$154	(4)%
Consulting	4	8	(50)
Total Operating Segments	$152	$162	(6)%

Total Revenue
Risk and Insurance Brokerage Services	$4,649	$4,330	7%
Consulting	1,016	979	4
Unallocated	66	76	(13)
Intersegment	(20)	(24)	(17)
Total	$5,711	$5,361	7%

(1)	Organic revenue growth excludes the impact of foreign exchange, acquisitions, divestitures, transfers, reimbursable expenses and unusual items.

Aon Corporation - Segments (Unaudited)

Risk and Insurance Brokerage Services - Continuing Operations

	Third Quarter Ended			Nine Months Ended
(millions)	Sept. 30, 2008	Sept. 30, 2007	Percent Change	Sept. 30, 2008	Sept. 30, 2007	Percent Change
Revenue
Commissions, fees and other	$1,425	$1,355	5%	$4,501	$4,176	8%
Investment income	48	56	(14)	148	154	(4)
Total revenue	1,473	1,411	4	4,649	4,330	7

Expenses
Compensation and benefits	910	832	9	2,773	2,534	9
Other general expenses	384	351	9	1,233	1,091	13
Total operating expenses	1,294	1,183	9	4,006	3,625	11

Operating income	179	228	(21)	643	705	(9)
Other income	(9)	—	N/A	(14)	(29)	(52)
Income before provision for income tax	$188	$228	(18)%	$657	$734	(10)%

Pretax income margin	12.8%	16.2%		14.1%	17.0%

Consulting - Continuing Operations

	Third Quarter Ended			Nine Months Ended
(millions)	Sept. 30, 2008	Sept. 30, 2007	Percent Change	Sept. 30, 2008	Sept. 30, 2007	Percent Change
Revenue
Commissions, fees and other	$335	$324	3%	$1,012	$971	4%
Investment income	2	1	100	4	8	(50)
Total revenue	337	325	4	1,016	979	4

Expenses
Compensation and benefits	206	209	(1)	612	604	1
Other general expenses	79	78	1	247	246	—
Total operating expenses	285	287	(1)	859	850	1

Operating income	52	38	37	157	129	22
Other income	—	—	N/A	(1)	—	N/A
Income before provision for income tax	$52	$38	37%	$158	$129	22%

Pretax income margin	15.4%	11.7%		15.6%	13.2%

Reconciliation of segment income before provision for income tax to income from continuing operations before provision for income tax:

	Third Quarter Ended			Nine Months Ended
(millions)	Sept. 30, 2008	Sept. 30, 2007	Percent Change	Sept. 30, 2008	Sept. 30, 2007	Percent Change
Segment income before provision for income tax
Risk and Insurance Brokerage Services	$188	$228	(18)%	$657	$734	(10)%
Consulting	52	38	37	158	129	22
Total segment income before provision for income tax	240	266	(10)	815	863	(6)
Property & Casualty operations	(2)	(5)	(60)	(5)	(9)	(44)
Unallocated investment income	40	19	111	62	70	(11)
Unallocated expenses	(34)	(24)	42	(91)	(91)	—
Interest expense	(32)	(33)	(3)	(96)	(102)	(6)
Income from continuing operations before provision for income tax	$212	$223	(5)%	$685	$731	(6)%

Pretax income margin	11.5%	12.8%		12.0%	13.6%

Aon Corporation

Reconciliation of the Impact of Non-GAAP Measures on Segments and Diluted Earnings Per Share (Unaudited) (1)

	Third Quarter Ended September 30, 2008				Nine Months Ended September 30, 2008
(millions except per share data)	Risk and Insurance Brokerage Services	Consulting	Unallocated Income & Expense	Total	Risk and Insurance Brokerage Services	Consulting	Unallocated Income & Expense	Total
Revenue as reported	$1,473	$337	$37	$1,847	$4,649	$1,016	$46	$5,711

Income (loss) from continuing operations before provision for income tax - as reported	$188	$52	$(28)	$212	$657	$158	$(130)	$685
Restructuring charges (2005 and 2007 plans)	53	1	—	54	159	8	—	167
Anti-bribery and compliance initiatives	6	—	—	6	31	—	—	31
Benfield costs	—	—	6	6	—	—	6	6
Gain on sale of land	—	—	—	—	(5)	—	—	(5)
Income (loss) from continuing operations before provision for income tax - as adjusted	$247	$53	$(22)	278	$842	$166	$(124)	884
Provision for income taxes (2)				78				247
Income from continuing operations - as adjusted				$200				$637
Diluted earnings per share from continuing operations - as adjusted				$0.69				$2.09

Weighted average common shares outstanding - diluted				290.3				305.2

Pretax income margins - as adjusted	16.8%	15.7%	N/A	15.1%	18.1%	16.3%	N/A	15.5%

	Third Quarter Ended September 30, 2007				Nine Months Ended September 30, 2007
(millions except per share data)	Risk and Insurance Brokerage Services	Consulting	Unallocated Income & Expense	Total	Risk and Insurance Brokerage Services	Consulting	Unallocated Income & Expense	Total
Revenue as reported	$1,411	$325	$13	$1,749	$4,330	$979	$52	$5,361

Income (loss) from continuing operations before provision for income tax - as reported	$228	$38	$(43)	$223	$734	$129	$(132)	$731
Restructuring charges (2005 and 2007 plans)	16	1	—	17	44	7	—	51
Gain on sale of businesses	—	—	—	—	(30)	—	—	(30)
Reinsurance litigation	—	—	—	—	21	—	—	21
Income (loss) from continuing operations before provision for income tax - as adjusted	$244	$39	$(43)	240	$769	$136	$(132)	773
Provision for income taxes (2)				76				250
Income from continuing operations - as adjusted				$164				$523
Diluted earnings per share from continuing operations - as adjusted				$0.52				$1.64

Weighted average common shares outstanding - diluted				321.5				322.6

Pretax income margins - as adjusted	17.3%	12.0%	N/A	13.7%	17.8%	13.9%	N/A	14.4%

(1)

Certain noteworthy items impacting revenue and pretax income in 2008 and 2007 are described in this schedule. The revenue, income (loss) from continuing operations before provision for income tax, diluted earnings per share from continuing operations and related margins shown with the caption “as adjusted” are non-GAAP measures.

(2)

Tax rate from continuing operations is 28.1% and 31.7% for the third quarters ended September 30, 2008 and 2007, respectively, and 27.9% and 32.3% for the nine months ended September 30, 2008 and 2007, respectively.

Aon Corporation

2007 Restructuring Plan (Unaudited)

By Type:

	Actual					Estimated
(millions)	2007	Six Months 2008	Third Quarter 2008	Nine Months 2008	Total Incurred to Date	Total
Workforce reduction (Compensation and benefits)	$17	$76	$42	$118	$135	$284
Lease consolidation (Other general expenses)	22	18	7	25	47	88
Asset impairments (Depreciation and amortization)	4	14	(1)	13	17	44
Other costs associated with restructuring (Other general expenses)	3	5	4	9	12	34
Total restructuring and related expenses	$46	$113	$52	$165	$211	$450

By Segment:

	Actual					Estimated
(millions)	2007	Six Months 2008	Third Quarter 2008	Nine Months 2008	Total Incurred to Date	Total
Risk and Insurance Brokerage Services	$41	$106	$51	$157	$198	$403
Consulting	5	7	1	8	13	47
Total restructuring and related expenses	$46	$113	$52	$165	$211	$450

Aon Corporation

Consolidated Summary of Operations - Reclassified for Discontinued Operations (Unaudited)

	2007					2008
(millions except per share data)	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	Full Year	1st Quarter	2nd Quarter	3rd Quarter	Nine Months
Revenue
Commissions, fees and other	$1,702	$1,751	$1,672	$1,944	$7,069	$1,848	$1,889	$1,756	$5,493
Investment income	69	90	77	64	300	59	68	91	218
Total revenue	1,771	1,841	1,749	2,008	7,369	1,907	1,957	1,847	5,711

Expenses
Compensation and benefits	1,042	1,098	1,048	1,159	4,347	1,155	1,145	1,132	3,432
Other general expenses	414	417	397	499	1,727	422	503	425	1,350
Depreciation and amortization	47	46	48	52	193	50	58	49	157
Total operating expenses	1,503	1,561	1,493	1,710	6,267	1,627	1,706	1,606	4,939
Operating income	268	280	256	298	1,102	280	251	241	772

Interest expense	35	34	33	36	138	33	31	32	96
Other income	—	(29)	—	(6)	(35)	(4)	(2)	(3)	(9)
Income from continuing operations before provision for income tax	233	275	223	268	999	251	222	212	685
Provision for income tax	73	96	93	82	344	75	57	59	191
Income from continuing operations	160	179	130	186	655	176	165	153	494

Discontinued operations
Income (loss) from discontinued operations	80	93	88	80	341	68	1,432	(55)	1,445
Provision for (benefit from) income tax	27	32	14	59	132	26	464	(19)	471
Income (loss) from discontinued operations	53	61	74	21	209	42	968	(36)	974

Net income	$213	$240	$204	$207	$864	$218	$1,133	$117	$1,468

Basic net income (loss) per share:
Continuing operations	$0.53	$0.60	$0.44	$0.62	$2.20	$0.58	$0.57	$0.56	$1.70
Discontinued operations	0.18	0.21	0.25	0.07	0.70	0.14	3.34	(0.13)	3.37
Net income	$0.71	$0.81	$0.69	$0.69	$2.90	$0.72	$3.91	$0.43	$5.07

Dilutive net income (loss) per share:
Continuing operations	$0.50	$0.56	$0.41	$0.58	$2.04	$0.55	$0.54	$0.52	$1.62
Discontinued operations	0.16	0.19	0.23	0.06	0.65	0.13	3.17	(0.12)	3.19
Net income	$0.66	$0.75	$0.64	$0.64	$2.69	$0.68	$3.71	$0.40	$4.81

Weighted average common shares outstanding - diluted	324.4	321.9	321.5	324.1	323.0	319.8	305.3	290.3	305.2

Aon Corporation

Segments  - Reclassification for Discontinued Operations (Unaudited)

	2007					2008
(millions)	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	Full Year	1st Quarter	2nd Quarter	Six Months
Revenue
Risk and insurance brokerage services
As reported	$1,456	$1,515	$1,437	$1,651	$6,059	$1,591	$1,633	$3,224
Less: reclassification to discontinued operations	(27)	(25)	(26)	(24)	(102)	(25)	(23)	(48)
As reclassified	1,429	1,490	1,411	1,627	5,957	1,566	1,610	3,176

Consulting	329	325	325	373	1,352	343	336	679

Unallocated	23	32	21	13	89	7	18	25

Intersegment	(10)	(6)	(8)	(5)	(29)	(9)	(7)	(16)
Total	$1,771	$1,841	$1,749	$2,008	$7,369	$1,907	$1,957	$3,864

Income (loss) before income tax

Risk and insurance brokerage services
As reported	$242	$278	$236	$281	$1,037	$244	$235	$479
Less: reclassification to discontinued operations	(8)	(6)	(8)	(5)	(27)	(6)	(4)	(10)
As reclassified	234	272	228	276	1,010	238	231	469

Consulting	47	44	38	60	189	63	43	106

Unallocated
As reported	(49)	(41)	(44)	(68)	(202)	(51)	(52)	(103)
Less: reclassification to discontinued operations	1	—	1	—	2	1	—	1
As reclassified	(48)	(41)	(43)	(68)	(200)	(50)	(52)	(102)

Total	$233	$275	$223	$268	$999	$251	$222	$473

Income from continuing operations before income tax - margins
Risk and insurance brokerage services
As reported	16.6%	18.3%	16.4%	17.0%	17.1%	15.3%	14.4%	14.9%
As reclassified	16.4%	18.3%	16.2%	17.0%	17.0%	15.2%	14.3%	14.8%

Consulting	14.3%	13.5%	11.7%	16.1%	14.0%	18.4%	12.8%	15.6%

Total
As reported	13.3%	15.1%	13.0%	13.4%	13.7%	13.3%	11.4%	12.3%
As reclassified	13.2%	14.9%	12.8%	13.3%	13.6%	13.2%	11.3%	12.2%

Aon Corporation

Auto Insurance Specialists (Unaudited)

	2007					2008
(millions except per share data)	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	Full Year	1st Quarter	2nd Quarter	3rd Quarter	Nine Months
Revenue
Commissions, fees and other	$27	$25	$26	$23	$101	$25	$23	$23	$71
Investment income	—	—	—	1	1	—	—	—	—
Total revenue	27	25	26	24	102	25	23	23	71

Expenses
Compensation and benefits	11	11	10	9	41	11	10	11	32
Other general expenses	9	8	9	9	35	9	9	34	52
Depreciation and amortization	—	—	—	1	1	—	—	—	—
Total operating expenses	20	19	19	19	77	20	19	45	84
Operating income (loss)	7	6	7	5	25	5	4	(22)	(13)

Interest expense	—	—	—	—	—	—	—	—	—
Other income	—	—	—	—	—	—	—	—	—
Income (loss) before provision for (benefit from) income tax	7	6	7	5	25	5	4	(22)	(13)
Provision for (benefit from) income tax	2	2	3	1	8	2	1	(8)	(5)
Net income (loss)	$5	$4	$4	$4	$17	$3	$3	$(14)	$(8)

Basic net income (loss) per share	$0.02	$0.02	$0.01	$0.01	$0.05	$0.01	$0.01	$(0.05)	$(0.03)

Dilutive net income (loss) per share	$0.01	$0.01	$0.01	$0.01	$0.06	$0.01	$0.01	$(0.05)	$(0.03)

Weighted average common shares outstanding - diluted	324.4	321.9	321.5	324.1	323.0	319.8	305.3	290.3	305.2

Aon Corporation

Condensed Consolidated Statements of Financial Position

	As of
(millions)	Sept. 30, 2008	Dec. 31, 2007 (2)
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash	$478	$584
Short-term investments	1,946	1,209
Receivables	1,877	1,996
Fiduciary assets (1)	9,109	9,498
Other current assets	245	219
Assets held for sale	31	4,418
Total Current Assets	13,686	17,924
Goodwill	4,882	4,915
Other intangible assets	222	204
Fixed assets, net	449	497
Long-term investments	370	417
Other non-current assets	1,109	920
TOTAL ASSETS	$20,718	$24,877

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Fiduciary liabilities	$9,109	$9,498
Short-term debt	—	252
Accounts payable and accrued liabilities	1,180	1,416
Other current liabilities	346	288
Liabilities held for sale	3	3,028
Total Current Liabilities	10,638	14,482
Long-term debt	1,964	1,893
Pension, post employment and post retirement liabilities	1,136	1,251
Other non-current liabilities	1,033	1,030
TOTAL LIABILITIES	14,771	18,656
TOTAL STOCKHOLDERS’ EQUITY	5,947	6,221
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$20,718	$24,877

(1) Includes short-term investments: 2008 - $3,092; 2007 - $3,122.

(2) Certain amounts have been reclassified to conform to the 2008 presentation.